REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Severn Bancorp, Inc.

We have audited the accompanying consolidated statements of financial condition of Severn Bancorp, Inc. and Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008.  Severn Bancorp, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Severn Bancorp, Inc. and Subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

                            /s/ Beard Miller Company LLP

Beard Miller Company LLP
Baltimore, Maryland
March 2, 2009

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except per share data)

	December 31,
	2008	2007

ASSETS
Cash and due from banks	$14,082	$6,415
Interest bearing deposits in other banks	271	814
Federal funds sold	17,952	4,037
Cash and cash equivalents	32,305	11,266
Investment securities held to maturity	1,345	2,383
Loans held for sale	453	1,101
Loans receivable, net of allowance for loan losses of
$14,813 and $10,781, respectively	896,006	891,913
Premises and equipment, net	30,267	31,289
Federal Home Loan Bank stock at cost	8,694	10,172
Accrued interest receivable and other assets	18,581	14,110

Total assets	$987,651	$962,234

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$683,866	$652,773
Short-term borrowings	-	15,000
Long-term borrowings	153,000	175,000
Subordinated debentures	24,119	20,619
Accrued interest payable and other liabilities	2,999	3,566

Total liabilities	863,984	866,958

Stockholders’ Equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized:
Preferred stock series “A”, 437,500 and 0 shares issued and outstanding	4	-
Preferred stock series “B”, 23,393 and 0 shares issued and outstanding	-	-
Common stock, $0.01 par value, 20,000,000 shares authorized;
10,066,679 shares issued and outstanding	101	101
Additional paid-in capital	73,522	46,768
Retained earnings	50,040	48,407

Total stockholders' equity	123,667	95,276

Total liabilities and stockholders' equity	$987,651	$962,234

The accompanying notes to consolidated financial statements are an integral part of these statements.

F-2

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)

	Years Ended December 31,
Interest Income	2008	2007	2006
Loans	$61,703	$70,275	$68,610
Securities, taxable	74	217	266
Other	695	1,322	1,299
Total interest income	62,472	71,814	70,175

Interest Expense
Deposits	25,950	29,347	23,706
Short-term borrowings	62	488	438
Long-term borrowings and subordinated debentures	7,491	8,341	7,916
Total interest expense	33,503	38,176	32,060

Net interest income	28,969	33,638	38,115
Provision for loan losses	7,481	2,462	1,561
Net interest income after provision for loan losses	21,488	31,176	36,554

Other Income
Mortgage banking activities	339	575	817
Real estate commissions	1,035	2,451	2,018
Real estate management fees	664	653	578
Other income	753	657	454
Total other income	2,791	4,336	3,867

Non-Interest Expenses
Compensation and related expenses	9,117	11,070	10,334
Occupancy	1,640	1,696	706
Foreclosed real estate expenses, net	892	231	-
Legal Fees	719	341	141
Other	4,925	3,154	2,884
Total non-interest expenses	17,293	16,492	14,065

Income before income tax provision	6,986	19,020	26,356
Income tax provision	2,873	7,909	10,608

Net income	$4,113	$11,111	$15,748
Amortization of discount on preferred stock	29	-	-
Dividends on preferred stock	165	-	-
Net income available to common stockholders	$3,919	$11,111	$15,748
Basic earnings per share	$0.39	$1.10	$1.56
Diluted earnings per share	$0.39	$1.10	$1.56

The accompanying notes to consolidated financial statements are an integral part of these statements.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2008, 2007, and 2006
(dollars in thousands, except per share data)

	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Total Stockholders’ Equity

Balance - December 31, 2005	$-	$83	$11,516	$61,113	$72,712

Comprehensive Income
Net income	-	-	-	15,748	15,748
10% Stock dividend (914,943 shares)	-	9	16,576	(16,585)	-
Stock-based compensation	-	-	163	-	163
Dividends on common stock
($.22 per share)	-	-	-	(2,196)	(2,196)
Exercise of stock options (900 shares)	-	-	15	-	15

Balance - December 31, 2006	-	92	28,270	58,080	86,442

Comprehensive Income
Net income	-	-	-	11,111	11,111
10% Stock dividend (915,004 shares)	-	9	18,357	(18,366)	-
Stock-based compensation	-	-	128	-	128
Dividends on common stock
($.24 per share)	-	-	-	(2,418)	(2,418)
Exercise of stock options (825 shares)	-	-	13	-	13

Balance - December 31, 2007	-	101	46,768	48,407	95,276

Comprehensive Income
Net income	-	-	-	4,113	4,113
Stock-based compensation	-	-	128	-	128
Dividends on common stock
($.24 per share)	-	-	-	(2,416)	(2,416)
Dividend declared on Series A
preferred stock ($.08 per share)	-	-	-	(35)	(35)
Series A preferred stock offering	4	-	3,249	-	3,253
Series B preferred stock offering	-	-	23,348	-	23,348
Amortized of discount on preferred stock	-	-	29	(29)	-

Balance - December 31, 2008	$4	$101	$73,522	$50,040	$123,667

The accompanying notes to consolidated financial statements are an integral part of these statements.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Years Ended December 31,
	2008	2007	2006

Cash Flows from Operating Activities

Net income	$4,113	$11,111	$15,748
Adjustments to reconcile net income to net
cash provided by operating activities:
Amortization of deferred loan fees	(2,546)	(3,263)	(4,211)
Net amortization of premiums and
discounts	3	4	31
Provision for loan losses	7,481	2,462	1,561
Provision for depreciation	1,336	1,333	362
Gain on sale of loans	(248)	(177)	(357)
Gain on sale of foreclosed real estate	(209)	-	-
Proceeds from loans sold to others	14,041	20,366	31,925
Loans originated for sale	(13,145)	(18,320)	(31,322)
Stock-based compensation expense	128	128	163
Increase in accrued interest receivable
and other assets	(1,146)	(1,513)	(924)
Increase (decrease) in accrued interest payable
and other liabilities	(322)	(1,765)	1,781

Net cash provided by operating activities	9,486	10,366	14,757

Cash Flows from Investing Activities

Proceeds from maturing investment securities	1,000	4,000	-
Principal collected on mortgage backed securities	35	884	988
Net increase in loans	(20,317)	(61,947)	(54,710)
Proceeds from sale of foreclosed real estate	8,173	1,319	-
Investment in premises and equipment	(314)	(4,013)	(10,813)
Proceeds from disposal of premises and
equipment	-	1,802	3
Purchase of FHLB stock	-	(704)	(955)
Redemption of FHLB stock	1,478	-	-

Net cash used in investing activities	(9,945)	(58,659)	(65,487)

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(dollars in thousands)

	For the Years Ended December 31,
	2008	2007	2006

Cash Flows from Financing Activities

Net increase in deposits	$31,093	$26,249	$31,631
Net decrease in short term borrowings	(15,000)	(3,000)	(8,000)
Additional borrowed funds, long term	30,000	40,000	73,000
Repayment of borrowed funds, long term	(52,000)	(20,000)	(50,000)
Common stock dividends paid	(2,416)	(2,418)	(2,196)
Series “A” preferred stock dividend paid	(35)	-	-
Proceeds from sale of subordinated debentures	3,500	-	-
Proceeds from sale of Series A preferred stock, net	3,253	-	-
Proceeds from sale of Series B preferred stock, net	23,348	-	-
Proceeds from exercise of options	-	13	15
Payment of debt issuance costs	(245)	-	-
Net cash provided by financing activities	21,498	40,844	44,450

Increase (decrease) in cash and cash equivalents	21,039	(7,449)	(6,280)
Cash and cash equivalents at beginning of year	11,266	18,715	24,995

Cash and cash equivalents at end of year	$32,305	$11,266	$18,715

Supplemental disclosure of cash flows information:
Cash paid during year for:

Interest	$33,417	$38,326	$32,464

Income taxes	$4,900	$9,065	$11,323

Transfer of loans to foreclosed real estate	$15,258	$3,342	$970

The accompanying notes to consolidated financial statements are an integral part of these statements.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies

A.
Principles of Consolidation - The consolidated financial statements include the accounts of Severn Bancorp, Inc. ("Bancorp"), and its wholly-owned subsidiaries, Louis Hyatt, Inc., SBI Mortgage Company and SBI Mortgage Company's subsidiary, Crownsville Development Corporation, and its subsidiary, Crownsville Holdings I, LLC, and Severn Savings Bank, FSB ("the Bank"), and the Bank's subsidiaries, Homeowners Title and Escrow Corporation, Severn Financial Services Corporation, SSB Realty Holdings, LLC, SSB Realty Holdings II, LLC, and HS West, LLC. All intercompany accounts and transactions have been eliminated in the accompanying financial statements.

B.
Business - The Bank's primary business activity is the acceptance of deposits from the general public and the use of the proceeds for investments and loan originations. The Bank is subject to competition from other financial institutions.  In addition, the Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

Bancorp has no reportable segments. Management does not separately allocate expenses, including the cost of funding loan demand, between the retail and real estate operations of Bancorp.

C.
Estimates - The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period.  Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the fair value of foreclosed real estate.

D.
Investment Securities Held to Maturity – Investment securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.  Declines in the fair value of held to maturity securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.  In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies - Continued

E.
Loans Held for Sale - Loans held for sale are carried at lower of cost or market value in the aggregate.  Net unrealized losses are recognized through a valuation allowance by charges to income.  Mortgage loans held for sale are generally sold with the mortgage servicing rights released by the Bank.  Gains and losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold.

F.
Loans - Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.  Interest income is accrued on the unpaid principal balance.  Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on loans is discontinued at the time the loan is 90 days past due.  Past due status is based on contractual terms of the loan.  In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged-off is reversed against interest income.  The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

G.
Allowance for Loan Losses - An allowance for loan losses is provided through charges to income in an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectability of loans and prior loan loss experience.  The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.  Determining the amount of the allowance for loan losses requires the use of estimates and assumptions, which is permitted under generally accepted accounting principles. Actual results could differ significantly from those estimates.  Management believes the allowance for losses on loans is adequate. While management uses available information to estimate losses on loans, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the State of Maryland.  In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans.  Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies - Continued

The allowance consists of specific and general components.  The specific component relates to loans that are classified as impaired.  For such loans that are classified as impaired, an allowance is established when the current market value of the underlying collateral of the impaired loan is lower than the carrying value of that loan.  For loans that are not solely collateral dependent, an allowance is established when the present value of the expected future cash flows of the impaired loan is lower than the carrying value of that loan.  The general component relates to loans that are classified as doubtful, substandard or special mention, as well as non-classified loans.  The general reserve is based on historical loss experience adjusted for qualitative factors.

A loan is considered impaired if it meets either of the following two criteria:
• Loans that are 90 days or more in arrears (nonaccrual loans)
• Loans where, based on current information and events, it is probable that a borrower will be unable to pay all amounts due according to the contractual terms of the loan agreement.

Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

H.
Foreclosed Real Estate - Real estate acquired through or in the process of foreclosure is recorded at fair value less estimated disposal costs.  Management periodically evaluates the recoverability of the carrying value of the real estate acquired through foreclosure using estimates as described under the caption "Allowance for Loan Losses". In the event of a subsequent decline, management provides an allowance to reduce real estate acquired through foreclosure to fair value less estimated disposal cost. Expenses incurred on foreclosed real estate prior to disposition are charged to expense. Gains or losses on the sale of foreclosed real estate are recognized upon disposition of the property.  Foreclosed real estate totaled $6,317,000 and $2,993,000 as of December 31, 2008 and 2007, respectively and is included in other assets.

I.
Transfers of Financial Assets – Transfers of financial assets, including loan and loan participation sales, are accounted for as sales when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from Bancorp, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) Bancorp does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies - Continued

J.
Premises and Equipment - Premises and equipment are carried at cost less accumulated depreciation. Depreciation and amortization of premises and equipment is accumulated by the use of the straight-line method over the estimated useful lives of the assets. Additions and improvements are capitalized, and charges for repairs and maintenance are expensed when incurred. The related cost and accumulated depreciation are eliminated from the accounts when an asset is sold or retired and the resultant gain or loss is credited or charged to income.

K.
Income Taxes - Deferred income taxes are recognized for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that it is more likely than not that such amounts will be realized based on consideration of available evidence. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

L.
Statement of Cash Flows - In the statement of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, Federal Home Loan Bank of Atlanta overnight deposits, and federal funds sold.  Generally, federal funds are sold for one day periods.

M.
Earnings Per Share - Basic earnings per share of common stock for the years ended December 31, 2008, 2007 and 2006 is computed by dividing net income available to common stockholders by 10,066,679, 10,066,283 and 10,065,289, respectively, the weighted average number of shares of common stock outstanding for each year. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued.  Potential common shares that may be issued by Bancorp relate to outstanding stock options, warrants, and convertible preferred stock, and are determined using the treasury stock method.  Diluted earnings per share of common stock for the years ended December 31, 2008, 2007 and 2006, is computed by dividing net income for each year by 10,066,679, 10,066,283 and 10,069,056, respectively, the weighted average number of diluted shares of common stock. The above amounts have been retroactively adjusted to give effect to two 10% stock dividends effective March 2007 and 2006.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies - Continued

N.
Employee Stock Ownership Plan - Bancorp accounts for its Employee Stock Ownership Plan ("ESOP") in accordance with Statement of Position 93-6 of the Accounting Standards Division of the American Institute of Certified Public Accountants. Bancorp records compensation expense equal to the cash contribution called for under the Plan. All ESOP shares are included in the weighted average shares outstanding for earnings per share computations. All dividends paid on ESOP shares are charged to retained earnings.

O.	Advertising Cost - Advertising cost is expensed as incurred and totaled $476,000, $460,000 and $287,000 for the years ended December 31, 2008, 2007, and 2006, respectively.

P.
Recent Accounting Pronouncements - FASB Statement No. 141 (R) “Business Combinations” was issued in December of 2007.  This Statement establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree.  This Statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  This new pronouncement will impact the Company’s accounting for any business combinations beginning January 1, 2009.

Note 2 - Investment Securities

The amortized cost and fair value of investment securities held to maturity are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
December 31, 2008:

Mortgage backed securities	$1,345	$11	$27	$1,329
December 31, 2007:

Federal Home Loan Bank
(“FHLB”) Notes	$1,000	$-	$-	$1,000
Mortgage backed securities	1,383	3	56	1,330
	$2,383	$3	$56	$2,330

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Investment Securities – Continued

In 2008 and 2007, there were no notes or mortgage-backed securities pledged as collateral.

The following tables show fair value and unrealized losses, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position as of December 31, 2008 and 2007. Included in the table for 2008 and 2007 are four mortgage backed securities. Management believes that the unrealized losses are the result of interest rate levels differing from those existing at the time of purchase of the securities and actual and estimated prepayment speeds.  These unrealized losses are considered temporary as they reflect fair values on December 31, 2008 and 2007 and are subject to change daily as interest rates fluctuate.

December 31, 2008:	Less than 12 months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(dollars in thousands)

Mortgage backed securities	$-	$-	$1,151	$27	$1,151	$27

December 31, 2007:

Mortgage backed securities	$-	$-	$1,150	$56	$1,150	$56

Note 3 - Loans Receivable

Loans receivable consist of the following:

	December 31,
	2008	2007
	(dollars in thousands)

Residential mortgage	$355,909	$320,303
Construction, land acquisition and
development	242,359	297,823
Land	82,642	93,717
Lines of credit	34,872	29,713
Commercial real estate	214,209	205,755
Commercial non-real estate	3,084	3,416
Home equity	39,040	32,748
Consumer	1,083	2,355
	973,198	985,830
Less
Loans in process	(57,940)	(78,238)
Allowance for loan losses	(14,813)	(10,781)
Deferred loan origination fees and costs, net	(4,439)	(4,898)

	$896,006	$891,913

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable - Continued

Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent to some extent on economic and market conditions in the Bank's lending area. Multifamily residential, commercial, construction and other loan repayments are generally dependent on the operations of the related properties or the financial condition of its borrower or guarantor.  Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.

A substantial portion of the Bank's loans receivable is mortgage loans secured by residential and commercial real estate properties located in the State of Maryland.  Loans are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. The Bank generally does not lend more than 90% of the appraised value of a property and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of 80%.

In addition, the Bank generally obtains personal guarantees of repayment from borrowers and/or others for construction, commercial and multifamily residential loans and disburses the proceeds of construction and similar loans only as work progresses on the related projects.

The following is a summary of the allowance for loan losses for the years ended December 31:

	2008	2007	2006
	(dollars in thousands)

Balance at beginning of year	$10,781	$9,026	$7,505
Provision for loan losses	7,481	2,462	1,561
Charge-offs	(3,449)	(707)	(40)
Balance at end of year	$14,813	$10,781	$9,026

The allowance for loan losses is based on management’s judgment and evaluation of the loan portfolio.  Management assesses the adequacy of the allowance for loan losses and the need for any addition thereto, by considering the nature and size of the loan portfolio, overall portfolio quality, review of specific problem loans, economic conditions that may affect the borrowers’ ability to pay or the value of property securing loans, and other relevant factors.  While management believes the current allowance is adequate, changing economic and market conditions may require future adjustments to the allowance for loan losses.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable - Continued

The following table presents the Company’s non-performing assets as of December 31, 2008 and December 31, 2007 (dollars in thousands):

	December 31, 2008	Number of loans	December 31, 2007	Number of loans

Loans accounted for on a non-accrual basis:
Mortgage loans:
Residential - consumer	$30,769	73	$3,975	11
Residential - builder	20,970	45	3,389	6
Non-mortgage loans:
Consumer	9	2	336	2
Commercial loans	3,047	11	-	-
Total non-accrual loans	$54,795	131	$7,700	19
Accruing loans greater than 90 days past due	$-		$-
Foreclosed real-estate	$6,317		$2,993
Total non-performing assets	$61,112		$10,693

The following table summarizes the change in impaired loans for the year ended December 31, 2008 (dollars in thousands):

Impaired loans at December 31, 2007	$17,960
Added to impaired loans	77,897
Gross loans transferred to foreclosed real estate	(15,258)
Paid off prior to foreclosure	(10,763)
Impaired loans at December 31, 2008	$69,836

Included in the above impaired loans amount at December 31, 2008 is $15,041,000 of loans that are not in non-accrual status.  In addition, there was a total of $45,534,000 of residential real estate loans included in impaired loans at December 31, 2008, of which $25,808,000 were to consumers and $19,726,000 to builders. The collateral supporting impaired loans is individually reviewed by management to determine its estimated fair market value, and a specific reserve is established, if necessary, for the difference between the carrying amount of any loan and the estimated fair market value of the collateral.

Of the impaired loans, $37,444,000 and $8,256,000 had a specific valuation allowance of $5,390,000 and $1,228,000 at December 31, 2008 and 2007, respectively. Impaired loans averaged $43,342,000 during 2008, $18,125,000 during 2007 and $6,614,000 during 2006.  Interest income recognized on these loans totaled $2,794,000 during 2008, $925,000 during 2007 and $471,000 during 2006.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable - Continued

Interest income that would have been recorded under the original terms of non-accrual loans and the interest income actually recognized for the years ended December 31, are summarized below:

	2008	2007	2006
	(dollars in thousands)

Interest income that would have
been recorded	$4,430	$649	$416
Interest income recognized	2,045	406	188
Interest income not recognized	$2,385	$243	$228

As of December 31, 2008, the Company had foreclosed real estate consisting of 21 residential properties with a carrying value of $6,317,000.  During the year ended December 31, 2008, the Company sold a total of 18 properties previously included in foreclosed real estate.  The properties had a combined net book value of $7,964,000 after total write-downs of $287,000, and were sold at a combined net gain of $209,000.  In addition, the Company incurred $135,000 in expenses related to the sale of the properties.  The following table summarizes the changes in foreclosed real estate for the year ended December 31, 2008, (dollars in thousands):

Foreclosed real estate at December 31, 2007	$2,993
Transferred from impaired loans, net of specific reserves of $3,130	12,128
Property improvements	92
Additional write downs	(932)
Property sold	(7,964)
Foreclosed real estate at December 31, 2008	$6,317

Mortgage loans serviced for others not included in the accompanying consolidated statements of financial condition totaled $77,617,000 and $62,825,000 at December 31, 2008 and 2007, respectively.

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit, which involve, to varying degrees, elements of credit risk in excess of the amount recognized in the statement of financial condition. The contract amounts of these instruments express the extent of involvement the Bank has in each class of financial instruments.

The Bank's exposure to credit loss from non-performance by the other party to the above mentioned financial instruments is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Unless otherwise noted, the Bank requires collateral or other security to support financial instruments with off-balance-sheet credit risk.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable - Continued

Financial Instruments Whose Contract Amounts Represent Credit Risk	Contract Amount At December 31,
	2008	2007
	(dollars in thousands)
Standby letters of credit	$13,183	$9,530
Home equity lines of credit	23,299	22,895
Unadvanced construction commitments	57,940	78,238
Mortgage loan commitments	7,962	1,784
Lines of credit	38,016	35,840
Loans sold with limited
repurchase provisions	$472	$4,054

Standby letters of credit are conditional commitments issued by the Bank guaranteeing performance by a customer to various municipalities. These guarantees are issued primarily to support performance arrangements, limited to real estate transactions.  The majority of these standby letters of credit expire within the next twelve months.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments.  The Bank requires collateral supporting these letters of credit as deemed necessary.  Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees.  The current amount of the liability as of December 31, 2008 and 2007 for guarantees under standby letters of credit issued is not material.

Home equity lines of credit are loan commitments to individuals as long as there is no violation of any condition established in the contract. Commitments under home equity lines expire ten years after the date the loan closes and are secured by real estate. The Bank evaluates each customer's credit worthiness on a case-by-case basis.

Mortgage loan commitments not reflected in the accompanying statements at December 31, 2008 include $1,422,000 at a fixed rate of 7.00% and $6,540,000 at floating rates.

Lines of credit are loan commitments to individuals and companies as long as there is no violation of any condition established in the contract. Lines of credit have a fixed expiration date. The Bank evaluates each customer's credit worthiness on a case-by-case basis.

The Bank has entered into several agreements to sell mortgage loans to third parties. These agreements contain limited provisions that require the Bank to repurchase a loan if the loan becomes delinquent within the terms specified by the agreement. The credit risk involved in these financial instruments is essentially the same as that involved in extending loan facilities to customers. No amount has been recognized in the statement of financial condition at December 31, 2008 and 2007 as a liability for credit loss related to these loans.  The Bank has never had to repurchase a loan under these agreements.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Premises and Equipment

Premises and equipment are summarized by major classification as follows:

	December 31,		Estimated
	2008	2007	Useful Lives
	(dollars in thousands)
Land	$1,537	$1,537	-
Building	29,047	28,925	39 Years
Leasehold improvements	1,130	1,068	15-27.5 Years
Furniture, fixtures and equipment	2,575	2,510	3-10 Years
Total at cost	34,289	34,040
Accumulated depreciation	(4,022)	(2,751)
	$30,267	$31,289

Depreciation expense was $1,336,000, $1,333,000, and $362,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

HS West, LLC constructed a building in Annapolis, Maryland that, effective January 2007,  serves as Bancorp’s and the Bank’s administrative headquarters. A branch office of the Bank is included.  Interest capitalized during the years ended December 31, 2008, 2007 and 2006 was $0, $319,000 and $1,015,000, respectively.

The Bank leases a branch and an office under two long-term leases, which both expire in 2010. The minimum annual rental payments will be $94,000 in 2009 and $37,000 in 2010.

Total rent expense was $91,000, $89,000, and $147,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 - Investment in Federal Home Loan Bank of Atlanta Stock

The Bank is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta ("FHLB") in an amount equal to at least 1% of the unpaid principal balances of the Bank's residential mortgage loans or 1/20 of its outstanding advances from the FHLB, whichever is greater. Purchases and sales of stock are made directly with the FHLB at par value.

Note 6 - Deposits

Deposits in the Bank as of December 31, 2008 and 2007 consisted of the following:

	2008		2007
Category	Amount	Percent	Amount	Percent
	(dollars in thousands)

NOW accounts	$12,813	1.87%	$11,152	1.71%
Money market accounts	44,012	6.44%	87,688	13.43%
Passbooks	53,319	7.80%	14,891	2.28%
Certificates of deposit	554,747	81.12%	523,698	80.23%
Non-interest bearing accounts	18,975	2.77%	15,344	2.35%

Total deposits	$683,866	100.00%	$652,773	100.00%

At December 31, 2008 scheduled maturities of certificates of deposit are as follows:

Amount
(dollars in thousands)
One year or less	$441,274
More than 1 year to 2 years	62,953
More than 2 years to 3 years	20,103
More than 3 years to 4 years	18,755
More than 4 years to 5 years	11,662
$554,747

The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was $231,659,000 and $235,729,000 at December 31, 2008 and 2007, respectively.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 - Deposits - Continued

Interest expense on deposits is summarized as follows:

	For Years Ended December 31,
	2008	2007	2006
	(dollars in thousands)

NOW accounts	$102	$115	$57
Money market accounts	1,295	3,068	3,076
Passbooks	633	436	573
Certificates of deposit	23,920	25,728	20,000
	$25,950	$29,347	$23,706

Note 7 - Federal Home Loan Bank Advances

The Bank's credit availability under the FHLB of Atlanta’s credit availability program was $303,971,000 and $288,670,000 at December 31, 2008 and 2007, respectively.  Short-term borrowings with the FHLB were $0 and $15,000,000 at December 31, 2008 and 2007, respectively with interest at 0.00% and 4.40% on these dates.   Long-term advances outstanding were $153,000,000 and $175,000,000 at December 31, 2008 and 2007, respectively.  The maturities of these long-term advances at December 31, 2008 are as follows (dollars in thousands):

Rate	Amount	Maturity
2.940% to 4.996%	$28,000	2009
5.000%	10,000	2010
-%	-	2011
-%	-	2012
-%	-	2013
1.693% to 4.340%	115,000	Thereafter
	$153,000

The Bank's stock in the Federal Home Loan Bank of Atlanta is pledged as security for the advances and under a blanket floating lien security agreement with the Federal Home Loan Bank of Atlanta. The Bank is required to maintain as collateral for its advances, qualified  loans in varying amounts depending on the loan type.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 - Subordinated Debentures

Bancorp has a non-consolidated subsidiary trust, Severn Capital Trust I, of which 100% of the common equity is owned by Bancorp. The trust was formed for the purpose of issuing corporation-obligated mandatorily redeemable capital securities (the capital securities) to third-party investors and investing the proceeds from the sale of such capital securities solely in subordinated debt securities of Bancorp (the debentures).  The debentures held by the trust are the sole assets of the trust.  Distributions on the capital securities issued by the trust are payable quarterly at a rate per annum equal to the interest rate being earned by the trust on the debentures held by the trust.  The capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures.  Bancorp has entered into an agreement which, taken collectively, fully and unconditionally guarantees the capital securities subject to the terms of the guarantee.  The debentures held by Severn Capital Trust I are first redeemable, in whole or in part, by Bancorp on January 7, 2010.

The subordinated debentures from Bancorp to the trust consist of a $20,619,000 note that matures in 2035 and has a floating rate of interest of LIBOR plus 200 basis points, which was 6.82% and 7.24% at December 31, 2008 and 2007, respectively.  $17,000,000 of the proceeds from Bancorp’s issuance of the debentures was contributed to the Bank, and qualifies as Tier 1 capital for the Bank under Federal Reserve Board guidelines.

On November 15, 2008, Bancorp completed a private placement offering consisting of a total of 70 units, at an offering price of $100,000 per unit, for gross proceeds of $7.0 million. Each unit consists of 6,250 shares of Bancorp's Series A 8.0% Non-Cumulative Convertible Preferred Stock and Bancorp's Subordinated Note in the original principal amount of $50,000.

The Subordinated Notes earn interest at an annual rate of 8.0%, payable quarterly in arrears on the last day of March, June, September and December commencing December 31, 2008.  The Subordinated Notes are redeemable in whole or in part at the option of Bancorp at any time beginning on December 31, 2009 until maturity, which is December 31, 2018.  Debt issuance costs totaled $245,000 and are being amortized over 10 years.

Note 9 – Employee Benefit Plans

The Bank has a 401(k) Retirement Savings Plan.  Employees may contribute a percentage of their salary up to the maximum amount allowed by law. The Bank is obligated to contribute 50% of the employee's contribution, not to exceed 6% of the employee's annual salary. All employees who have completed one year of service with the Bank are eligible to participate. The Bank's contribution to this plan was $124,000, $149,000 and $128,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

The Bank has an Employee Stock Ownership Plan ("ESOP") for the exclusive benefit of participating employees. The Bank recognized ESOP expense of $142,000, $140,000 and $140,000 for the years ended December 31, 2008, 2007 and 2006, and had unallocated shares in the plan totaling 42,100 and 24,700 as of December 31, 2008 and 2007, respectively.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 - Stockholders’ Equity

In February 2007, Bancorp’s Board of Directors declared a 10% stock dividend effective for shares outstanding on March 15, 2007.  In addition, in February, 2006, the Board of Directors declared a 10% stock dividend, effective for shares outstanding as of March 28, 2006. All per share data in the accompanying financial statements and all share and per share data in the footnotes have been adjusted to give retroactive effect to these transactions.

As part of the private placement offering discussed in Note 8, Bancorp issued a total of 437,500 shares of its Series A 8.0% Non-Cumulative Convertible Preferred Stock (“Series A Preferred Stock”). The liquidation preference is $8.00 per share.  Holders of Series A Preferred Stock will not be entitled to any further distribution on the Series A Preferred Stock. Each share of Series A Preferred Stock is convertible at the option of the holder into one share of Bancorp common stock, subject to adjustment upon certain corporate events. The initial conversion rate is equivalent to an initial conversion price of $8.00 per share of Bancorp common stock. At the option of Bancorp, on and after December 31, 2013, at any time and from time to time, some or all of the Series A Preferred Stock may be converted into shares of Bancorp common stock at the then-applicable conversion rate.  Costs related to the issuance of the preferred stock totaled $247,000 and were netted against the proceeds.

If declared by Bancorp's board of directors, cash dividends at an annual rate of 8.0% will be paid quarterly in arrears on the last day of March, June, September and December commencing December 31, 2008. Dividends will not be paid on Bancorp common stock in any quarter until the dividend on the Series A Preferred Stock has been paid for such quarter; however, there is no requirement that Bancorp's board of directors declare any dividends on the Series A Preferred Stock and any unpaid dividends shall not be cumulative.

On November 21, 2008, Bancorp entered into an agreement with the United States Department of the Treasury (“Treasury”), pursuant to which Bancorp issued and sold (i) 23,393 shares of its Series B Fixed Rate Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation preference $1,000 per share, (the “Series B Preferred Stock”) and (ii) a warrant (the “Warrant”) to purchase 556,976 shares of Bancorp’s common stock, par value $0.01 per share, for an aggregate purchase price of $23,393,000.  Costs related to the issuance of the preferred stock and warrants totaled $45,000 and were netted against the proceeds.

The Series B Preferred Stock qualifies as Tier 1 capital and will pay cumulative compounding dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. The Series B Preferred Stock may be redeemed by Bancorp after three years. Prior to the end of three years, the Series B Preferred Stock may not be redeemed by Bancorp except with proceeds from one or more Qualified Equity Offerings, as defined in the Purchase Agreement.

The Series B Preferred Stock has no maturity date and ranks pari passu with Bancorp’s existing Series A Preferred Stock, in terms of dividend payments and distributions upon liquidation, dissolution and winding up of Bancorp.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 - Stockholders’ Equity - continued

The Series B Preferred Stock is non-voting, other than class voting rights on certain matters that could adversely affect the Series B Preferred Stock. If dividends on the Series B Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more, whether consecutive or not, Bancorp’s authorized number of directors will be automatically increased by two and the holders of the Series B Preferred Stock, voting together with holders of any then outstanding voting parity stock, will have the right to elect those directors at Bancorp’s next annual meeting of stockholders or at a special meeting of stockholders called for that purpose. These preferred share directors will be elected annually and serve until all accrued and unpaid dividends on the Series B Preferred Stock have been paid.

The Warrant has a 10-year term and is immediately exercisable at an exercise price of $6.30 per share of Common Stock.   The exercise price and number of shares subject to the Warrant are both subject to anti-dilution adjustments.   If Bancorp receives aggregate gross cash proceeds of not less than $23,393,000 from Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of Common Stock issuable pursuant to Treasury’s exercise of the Warrant will be reduced by one half of the original number of shares, taking into account all adjustments, underlying the Warrant. Pursuant to the Purchase Agreement, Treasury has agreed not to exercise voting power with respect to any shares of Common Stock issued upon exercise of the Warrant.

Bancorp’s ability to declare dividends on its common stock is limited by the terms of Bancorp’s Series A preferred stock and Series B preferred stock.  Bancorp may not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, or make any guarantee payment with respect to its common stock in any quarter until the dividend on the Series A Preferred Stock has been declared and paid for such quarter, subject to certain minor exceptions.  Additionally, prior to November 21, 2011, unless Bancorp has redeemed the Series B preferred stock or the Treasury Department has transferred the Series B preferred stock to a third party,  Bancorp may not, without the consent of the Treasury (1) declare or pay any dividend or make any distribution on its common stock (other than regular quarterly cash dividends of not more than $0.06 per share) or (2) redeem, purchase or acquire any shares of our common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other circumstances specified in the Letter Agreement with the Treasury Department.

Additionally, under the terms of Bancorp's 2035 Debentures, if (i) there has occurred and is continuing an event of default, (ii) Bancorp is in default with respect to payment of any obligations under the related guarantee or (iii) Bancorp has given notice of its election to defer payments of interest on the 2035 Debentures by extending the interest distribution period as provided in the indenture governing the 2035 Debentures and such period, or any extension thereof, has commenced and is continuing, then Bancorp may not, among other things, declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock, including common stock.

Note 11- Stock-Based Compensation

The Company has a stock-based compensation plan for directors, officers, and other key employees of the Company.  The aggregate number of shares of common stock that may be issued with respect to the awards granted under the plan is 500,000 plus any shares forfeited

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11- Stock-Based Compensation - Continued

under the Company’s old stock-based compensation plan.  Under the terms of the plan, the Company has the ability to grant various stock compensation incentives, including stock options, stock appreciation rights, and restricted stock.  The stock-based compensation is granted under terms and conditions determined by the Compensation Committee of the Board of Directors.  Under the stock based compensation plan, stock options generally have a maximum term of ten years, and are granted with an exercise price at least equal to the fair market value of the common stock on the date the options are granted.  Generally, options granted to directors of the Company vest immediately, and options granted to officers and employees vest over a five-year period, although the Compensation Committee has the authority to provide for different vesting schedules.

The Company follows SFAS 123R to account for stock-based compensation.  SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense in the statement of income at fair value.  SFAS 123R requires an entity to recognize the expense of employee services received in share-based payment transactions and measure the expense based on the grant date fair value of the award.  The expense is recognized over the period during which an employee is required to provide service in exchange for the award. Stock-based compensation expense included in the consolidated statements of income for the years ended December 31, 2008, 2007 and 2006 totaled $128,000, $128,000 and $163,000, respectively.  The total income tax benefit recognized in the consolidated statements of income for stock-based compensation for the years ended December 31, 2008, 2007 and 2006 was  $0.

No options were granted in 2008 and 2007. The weighted average grant-date fair value of options granted in 2006 was $5.56.  The fair value of the options awarded under the option plan is estimated on the date of grant using the Black-Scholes valuation model, which is dependent upon certain assumptions as presented below:

2006
Expected life (in years)	4.83
Risk-free interest rate	4.59%
Expected volatility	53.66%
Expected dividend yield	4.54%

The expected life of the options was estimated using the average vesting period of the options granted and represents the period of time that options granted are expected to be outstanding. The risk-free interest rate is the U.S. Treasury rate commensurate with the expected life of the options on the grant date.  Volatility of the Company’s stock price was based on historical volatility.  Dividend yield was based on historical dividends divided by the average market price for that period.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11- Stock-Based Compensation - Continued

Information regarding the Company’s stock option plan as of and for the years ended December 31, 2008 and 2007 is as follows:

			Weighted
		Weighted	Average	Aggregate
		Average	Remaining	Intrinsic
	Shares	Price	Life	Value
Options outstanding, December 31, 2006	123,640	$15.85
Options granted	-	-
Options exercised	(825)	15.62		$-
Options outstanding, December 31, 2007	122,815	15.85
Options granted	-	-
Options exercised	-	-
Options forfeited	(7,865)	15.62
Options outstanding, December 31, 2008	114,950	$15.87	1.97	$-
Options exercisable, December 31, 2008	69,071	$15.87	0.14	$-
Option price range at December 31, 2008	$15.62 to $17.18

The following table summarizes the nonvested options in the Company’s stock option plan as of December 31, 2008.

		Weighted
		Average
	Shares	Price
Nonvested options outstanding, December 31, 2007	72,035	15.87
Nonvested options granted	-	-
Nonvested options vested	(18,291)	15.85
Nonvested options forfeited	(7,865)	15.62
Nonvested options outstanding, December 31, 2008	45,879	$15.89

As of December 31, 2008, there was $275,000 of total unrecognized stock-based compensation cost related to non-vested stock options, which is expected to be recognized over a period of twenty-six months.

Note 12 - Regulatory Matters

The Bank is required to maintain an average daily balance with the Federal Reserve Bank in a non-interest bearing account. The amount in such account at December 31, 2008 was $300,000.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by the regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 - Regulatory Matters - Continued

amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) and risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).  Management believes, as of December 31, 2008, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2008, the most recent notification from the regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and ratios are also presented in the table.

The following table presents the Bank's actual capital amounts and ratios at December 31, 2008 and 2007:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
	(dollars in thousands)
December 31, 2008
Tangible (1)	$132,890	13.5%	$14,743	1.50%	N/A	N/A
Tier I capital (2)	132,890	16.9%	N/A	N/A	$47,047	6.00%
Core (1)	132,890	13.5%	39,314	4.00%	49,142	5.00%
Total (2)	142,199	18.1%	62,730	8.00%	78,412	10.00%

December 31, 2007
Tangible (1)	$107,734	11.3%	$14,321	1.50%	N/A	N/A
Tier I capital (2)	107,734	13.7%	N/A	N/A	$47,144	6.00%
Core (1)	107,734	11.3%	38,190	4.00%	47,737	5.00%
Total (2)	117,205	14.9%	62,859	8.00%	78,573	10.00%

    (1) To adjusted total assets.
    (2) To risk-weighted assets.

Bancorp’s main source of income is dividends from the Bank.  As a result, Bancorp's dividends to its shareholders will depend primarily upon receipt of dividends from the Bank.

OTS regulations limit the payment of dividends and other capital distributions by the Bank. The Bank is required to obtain OTS approval if the total amount of the Bank’s capital distribution (including the proposed dividend) for the current year exceeds net income for that year to date plus the Bank’s retained net income for the preceding two years.  Additionally, the Bank may not

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 - Regulatory Matters - Continued

pay dividends on its stock in an amount that would reduce its capital levels below its regulatory capital requirements.

Note 13 - Income Taxes

The income tax provision consists of the following for the years ended December 31:

	2008	2007	2006
	(dollars in thousands)

Current
Federal	$3,747	$7,471	$9,186
State	965	1,595	2,043
	4,712	9,066	11,229
Deferred
Federal	(1,461)	(863)	(511)
State	(378)	(294)	(110)
	(1,839)	(1,157)	(621)

Total income tax provision	$2,873	$7,909	$10,608

The amount computed by applying the statutory federal income tax rate to income before federal taxes is greater than the taxes provided for the following reasons for the years ended December 31:

	2008		2007		2006
	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income
	(dollars in thousands)
Statutory Federal
income tax rate	$2,375	34.0%	$6,657	35.0%	$9,225	35.0%
State tax net of
Federal income
tax benefit	387	5.5%	846	4.5%	1,256	4.8%
Other adjustments	111	1.6%	406	2.1%	127	0.4%
	$2,873	41.1%	$7,909	41.6%	$10,608	40.2%

The Company does not have any unrecognized tax benefits at December 31, 2008 or 2007.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 - Income Taxes - Continued

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2008 and 2007 are presented below:

	2008	2007
	(dollars in thousands)

Deferred Tax Assets:
Allowances for loan losses	$5,979	$4,352
Reserve on foreclosed real estate	286	32
Reserve for uncollected interest	758	261
Other	42	26
Total deferred tax assets	7,065	4,671

Deferred Tax Liabilities:
Federal Home Loan Bank stock dividends	(84)	(84)
Loan origination costs	(715)	(874)
Accelerated depreciation	(875)	(342)
Prepaid expenses	(301)	(119)
Other	(1)	(2)
Total deferred tax liabilities	(1,976)	(1,421)

Net deferred tax assets	$5,089	$3,250

Note 14 - Related Party Transactions

During the years ended December 31, 2008, 2007 and 2006, the Bank engaged in the transactions described below with parties that may be deemed affiliated.

Prior to 2007, two subsidiaries rented property from a director of the Bank.  Rent paid on these properties was $56,000 for the year ended December 31, 2006.

During January, 2007, a law firm, in which the President of the Company and Bank is a partner, entered into a five year lease agreement with a subsidiary of the Company.  The term of the lease is five years with the option to renew the lease for three additional five year terms.  The total lease payments received by the subsidiary were $382,000 and $231,000  for the years ended December 31, 2008 and 2007, respectively.  In addition, the law firm represents the Company and the Bank in certain legal matters. The fees for services rendered by that firm were $715,000, $315,000 and $325,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

During 2008, the President and a Director of the Company and Bank each received a director fee of $127,500 for services relating to the Company’s private placement sale of its Series A Preferred Stock and Subordinated Notes.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 - Fair Value of Financial Instruments

Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique.  Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated.  The estimated fair value amounts have been measured as of their respective year-ends and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates.  As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at year-end.

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements. The Company adopted SFAS 157 effective for its fiscal year beginning January 1, 2008.

The primary effect of SFAS 157 on the Company was to expand the required disclosures pertaining to loans accounted for under SFAS No. 114 and foreclosed real estate.

In December 2007, the FASB issued FASB Staff Position 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”).  FSP 157-2 delays the effective date of SFAS 157 for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years.  In October 2008, the FASB issued FASB Staff Position 157-3, “Determining the Fair Value of a Financial Asset When the Market for the Asset is Not Active” (“FSP 157-3”), to clarify the application of the provisions of SFAS 157 in an inactive market and how an entity would determine fair value in an inactive market.  FSP 157-3 is effective immediately and applies to the Company’s December 31, 2008 financial statements.  The adoption of SFAS 157 and FSP 157-3 had no impact on the amounts reported in the financial statements.

SFAS 157 establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  The three levels of the fair market hierarchy under SFAS 157 are as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2:  Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3:  Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported with little or no market activity).

An asset or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 - Fair Value of Financial Instruments - Continued

The following table summarizes the valuation of assets and liabilities measured at fair value on a non-recurring basis, by the above SFAS 157 pricing observability as of December 31, 2008 (dollars in thousands):

	Fair Value Measurement at Reporting Date Using
	Total	Level 1	Level 2	Level 3

Loans accounted for under SFAS 114	$32,054	-	-	$32,054
Foreclosed real estate	6,317	-	-	6,317

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities.  Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful.  The following methods and assumptions were used to estimate the fair values of the Bank’s financial instruments at December 31, 2008 and 2007.

Cash and cash equivalents:
The carrying amount reported in the balance sheet for cash and cash equivalents approximate those assets fair values.

Investment Securities:
The Company utilizes a third party source to determine the fair value of its fixed income securities.  The methodology consists of pricing models based on asset class and includes available trade, bid, other market information, broker quotes, proprietary models, various databases and trading desk quotes, some of which are heavily influenced by unobservable inputs.

FHLB stock:
The carrying amount of FHLB stock approximates fair value.

Loans held for sale:
The value of loans held for sale is based primarily on investor quotes.

Loans receivable:
The fair values of loans receivable was estimated using discounted cash flow analyses, using market interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.  These rates were used for each aggregated category of loans as reported on the Office of Thrift Supervision Quarterly Report.

Impaired loans are those that are accounted for under FASB Statement No. 114, “Accounting by Creditors for Impairment of a Loan” (“SFAS 114”), in which the Company has measured impairment generally based on the fair value of the loan’s collateral.  Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds.  These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.  The fair value consists of the loan balances of $37,444,000 less their specific valuation allowances of $5,390,000, as determined under SFAS 114.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 - Fair Value of Financial Instruments - Continued

Foreclosed Real Estate: Real estate acquired through or in the process of foreclosure is recorded at fair value less estimated disposal costs.  Management periodically evaluates the recoverability of the carrying value of the real estate acquired through foreclosure using estimates as described under the caption "Allowance for Loan Losses". In the event of a subsequent decline, management provides an allowance to reduce real estate acquired through foreclosure to fair value less estimated disposal cost. Expenses incurred on foreclosed real estate prior to disposition are charged to expense. Gains or losses on the sale of foreclosed real estate are recognized upon disposition of the property.  Foreclosed real estate totaled $6,317,000 and $2,993,000 as of December 31, 2008 and 2007, respectively and is included in other assets.

Accrued interest receivable and payable:
The carrying amount of accrued interest receivable and accrued interest payable approximates its fair value.

Deposit liabilities:
The fair values disclosed for demand deposit accounts, savings accounts and money market deposits are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts).  Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

FHLB advances and Subordinated debentures:
Fair values of long-term debt are estimated using discounted cash flow analysis, based on rates currently available for advances from the FHLB with similar terms and remaining maturities. The fair value of subordinated debentures is equal to the recorded value because either the subordinated debentures have a variable rate of interest, or have been entered into recently.

Off-balance sheet financial instruments:
Fair values for the Company’s off-balance sheet financial instruments (lending commitments and letters of credit) are not significant and based on fees currently charged to enter into similar agreements, taking into account, the remaining terms of the agreements and the counterparties credit standing.

The following table summarizes the roll forward of level 3 assets for the year ended December 31, 2008 (dollars in thousands):

	Impaired Loans	Foreclosed Real Estate
Balance at December 31, 2007	$6,599	$2,993
Transfer to foreclosed real estate	(7,300)	12,128
Additions	45,370	92
Additional reserves	(7,293)	(932)
Paid off/sold	(5,322)	(7,964)
Balance at December 31, 2008	$32,054	$6,317

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 - Fair Value of Financial Instruments - Continued

The above $7,293,000 in additional reserves recorded against impaired loans was included in the provision for loan losses on the statement of income for the year ended December 31, 2008.  The $932,000 of additional reserves recorded against foreclosed real estate was included in other non-interest expenses on the statement of income for the year ended December 31, 2008.  Included in the $12,128,000 of loans transferred to foreclosed real estate were 7 loans totaling $4,828,000 that were not considered impaired per SFAS No. 114.

The estimated fair values of the Bank's financial instruments are as follows:

	December 31, 2008		December 31, 2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(dollars in thousands)

Financial Assets
Cash and cash equivalents	$32,305	$32,305	$11,266	$11,266
Investment securities	1,345	1,329	2,383	2,330
FHLB stock	8,694	8,694	10,172	10,172
Loans held for sale	453	453	1,101	1,101
Loans receivable, net	896,006	899,991	891,913	877,647
Accrued interest receivable	4,363	4,363	5,330	5,330

Financial Liabilities
Deposits	$683,866	$687,067	$652,773	$653,433
FHLB advances	153,000	151,142	190,000	186,275
Subordinated debentures	24,119	24,119	20,619	20,619
Accrued interest payable	1,120	1,120	1,034	1,034

Off Balance Sheet Commitments	$-	$-	$-	$-

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 - Condensed Financial Information (Parent Company Only)

Information as to the financial position of Severn Bancorp, Inc. as of December 31, 2008 and 2007 and results of operations and cash flows for each of the years ended December 31, 2008, 2007 and 2006 is summarized below.

	December 31,
	2008	2007
	(dollars in thousands)
Statements of Financial Condition

Cash	$8,289	$1,905
Equity in net assets of subsidiaries:
Bank	132,890	107,734
Non-Bank	4,887	4,367
Loans, net of allowance for loan losses of $41 and $0, respectively	1,157	1,199
Other assets	1,317	1,628

Total assets	$148,540	$116,833

Subordinated debentures	$24,119	$20,619
Other liabilities	754	938

Total liabilities	24,873	21,557

Stockholders’ equity	123,667	95,276

Total liabilities and stockholders’ equity	$148,540	$116,833

	For the Years Ended December 31,
	2008	2007	2006
	(dollars in thousands)
Statements of Income
Interest income	$118	$116	$129
Interest expense on subordinated debentures	1,188	1,487	1,443

Net interest expense	(1,070)	(1,371)	(1,314)
Dividends received from subsidiaries	3,393	6,182	3,424
General and administrative expenses	50	282	292

Income before income taxes and equity in	2,273	4,529	1,818
undistributed net income of subsidiaries

Income tax benefit	57	2	415
Equity in undistributed net income of subsidiaries	1,783	6,580	13,515

Net income	$4,113	$11,111	$15,748

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 - Condensed Financial Information (Parent Company Only) - Continued

	For the Years Ended December 31,
	2008	2007	2006
	(dollars in thousands)

Statements of Cash Flows

Cash Flows from Operating Activities:
Net income	$4,113	$11,111	$15,748
Adjustments to reconcile net income to net
cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(1,783)	(6,580)	(13,515)
Provision for loan losses	41	-	-
(Increase) decrease in other assets	311	(705)	(57)
Stock-based compensation expense	128	128	163
Increase (decrease) in other liabilities	61	153	(300)

Cash provided by operating activities	2,871	4,107	2,039

Cash Flows from Investing Activities:
Net decrease in loans	1	-	657
Investment in subsidiaries	(23,893)	(1,440)	(700)

Cash used in investing activities	(23,892)	(1,440)	(43)
Cash Flows from Financing Activities:
Dividends paid on common stock	(2,416)	(2,418)	(2,196)
Series A preferred stock dividend paid	(35)	-	-
Proceeds from sale of subordinated debentures	3,500	-	-
Proceeds from sale of Series A preferred stock, net	3,253	-	-
Proceeds from sale of Series B preferred stock, net	23,348	-	-
Proceeds from exercise of options	-	13	15
Payment of debt issuance cost	(245)	-	-

Cash provided by (used in) financing activities	27,405	(2,405)	(2,181)

Increase (decrease) in cash and cash equivalents	6,384	262	(185)

Cash and cash equivalents at beginning of year	1,905	1,643	1,828

Cash and cash equivalents at end of year	$8,289	$1,905	$1,643

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 - Quarterly Financial Data (Unaudited)

                Summarized unaudited quarterly financial data for the year ended December 31, 2008 is as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(dollars in thousands, except per share data)

Interest income	$17,151	$15,741	$15,048	$14,532
Interest expense	9,234	8,363	7,924	7,982
Net interest income	7,917	7,378	7,124	6,550
Provision for loan losses	750	750	2,865	3,116

Net interest income after provision for loan losses	7,167	6,628	4,259	3,434
Other income	520	852	737	682
Other expenses	4,086	4,734	3,988	4,485

Income (loss) before income tax provision	3,601	2,746	1,008	(369)
Income tax provision (benefit)	1,466	1,125	421	(139)
Net income (loss)	$2,135	$1,621	$587	$(230)

Per share data:
Earnings (loss) – basic	$.21	$.16	$.06	$(.04)
Earnings (loss) – diluted	$.21	$.16	$.06	$(.04)

       Summarized unaudited quarterly financial data for the year ended December 31, 2007 is as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(dollars in thousands, except per share data)

Interest income	$18,013	$17,987	$18,201	$17,613
Interest expense	8,956	9,449	9,872	9,899
Net interest income	9,057	8,538	8,329	7,714
Provision for loan losses	425	537	750	750

Net interest income after provision for loan losses	8,632	8,001	7,579	6,964
Other income	1,689	1,292	673	682
Other expenses	4,386	4,349	4,014	3,743

Income before income tax provision	5,935	4,944	4,238	3,903
Income tax provision	2,445	2,053	1,806	1,605
Net income	$3,490	$2,891	$2,432	$2,298

Per share data
Earnings – basic[1]	$.35	$.29	$.24	$.23
Earnings – diluted[1]	$.35	$.29	$.24	$.23

1 Retroactively adjusted to reflect a 10% stock dividend declared February 20, 2007 and a 10% stock dividend declared February 21, 2006.